ANSLOW & JACLIN, LLP
                            Freehold Executive Center
                          4400 Route 9 South, 2nd Floor
                           Freehold, New Jersey 07728

October 10, 2001

1 Class Corporation
133 Wyncrest Road
Marlboro, New Jersey 07746

Dear Ms. Val:

     You have requested our opinion, as counsel for 1 Class Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

     The Registration Statement relates to an offering of 4,000,000 Units, each Unit consisting of one share of the Common Stock, one A Warrant to purchase one share of the Company's common stock and one B Warrant to purhase one share of the Company's stock.

     We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.

     No opinion is expressed herein as to any laws other than the State of Delaware of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Richard I. Anslow
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        RICHARD I. ANSLOW

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